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------                                                      OMB APPROVAL
FORM 4                                                      ------------
------                                                OMB Number:      3235-0104
                                                      Expires: December 31, 2001
                                                      Estimated average burden
                                                      Hours per response     0.5


                              UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                                          WASHINGTON, DC 20549

                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
/ / CHECK THIS BOX IF NO
    LONGER SUBJECT TO         Filed pursuant to Section 16(a) of the Securities
    SECTION 16. FORM 4            Exchange Act of 1934, Section 17(a) of the
    OR FORM 5 OBLIGATION          Public Utility Holding Company Act of 1935
    MAY CONTINUE. SEE              or Section 30(f) of the Investment Company
    INSTRUCTION 1(b).                           Act of 1940

(Print or Type Response)

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 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person to
   Fernandez       Alfred             J.          Genta Incorporated (Nasdaq: GNTA)             Issuer (Check all applicable)
---------------------------------------------  ----------------------------------------------       Director         10% Owner
  (Last)          (First)          (Middle)    3. IRS Identification      4. Statement for      ----              ---
  c/o Genta Incorporated                          Number of Reporting        Month/Year          X  Officer (give    Other (Specify
  Two Oak Way                                     Person, if an Entity        July 2001         ----        title ---       below)
---------------------------------------------     (Voluntary)             ------------------                below)
                 (Street)
  Berkeley Heights    NJ             07922                                5. If Amendment,      Exec. VP & Chief Financial Officer
---------------------------------------------                                Date of Original --------------------------------------
  (City)           (State)           (Zip)                                   (Month/Year)
                                                                                             7. Individual or Joint/Group Filing
                                                                          ------------------    (Check applicable line)
                                                                                                  X   Form filed by one
                                                                                                ----  Reporting Person
                                                                                                      Form filed by more than
                                                                                                ----  one Reporting Person
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                         TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
    (Instr. 3)                     action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                               (Instr. 8)                                End of Month        Direct         Benefi-
                                  (Month/                                                (Instr. 3 and 4)    (D) or         cial
                                   Day/     ---------------------------------------                          Indirect       Owner-
                                   Year)    Code    V       Amount   (A) or   Price                          (I)            ship
                                                                     (D)                                     (Instr. 4)     (Instr.
                                                                                                                            4)

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Common Stock, par value $.001
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the Form is filed by more than one Reporting Person, see Instruction 5(b)(v).

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                   POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM
                    ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.
                                                        SEC1474 (3-99)

FORM 4 (CONTINUED)                    TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount     8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying           of
   (Instr. 3)                Exercise     Date       Code        Securities       Expiration      Securities              Deriv-
                             Price of     (Month/    (Instr.     Acquired (A)     Date            (Instr. 3 and 4)        ative
                             Deriv-       Day/       8)          or Disposed      (Month/Day/                             Secur-
                             ative        Year)                  of (D)           Year)                                   ity
                             Security                            (Instr. 3,                                               (Instr. 5)
                                                                 4, and 5)     ------------------------------------------
                                                                               Date     Expira-                 Amount of
                                                  ---------------------------- Exer-    tion     Title          Number of
                                                    Code  V      A      D      cisable  Date                    Shares
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Options to acquire                                                                               Common Stock
 Common Stock  (1)           $11.49       7/24/01     A                        7/24/02  7/24/11  par value $.001  200,000
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
9. Number of           10. Ownership               11. Nature of
   Derivative              Form of                     Indirect
   Securities              Derivative                  Beneficial
   Beneficially            Security:                   Ownership
   Owned at End            Direct (D)                  (Instr. 4)
   of Month                or Indirect (I)
   (Instr. 4)              (Instr. 4)

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   200,000                      D
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Explanation of Responses:

(1) These options were granted upon employment with Genta Incorporated. These options vest equally over the next four (4) years.

**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                /s/ Alfred J. Fernandez        August 7, 2001
                                                                                       -----------------------------  -------------
                                                                                       **Signature of Reporting Person     Date
Note. File three copies of this Form, one of which must be manually signed.
      If space is insufficient, See Instruction 6 for procedure.


POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM
ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB NUMBER.

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